Exhibit 10.1

Execution Version

April 2, 2024

Ariel Emanuel

Via Email

Dear Ariel,

The purpose of this letter agreement (“Letter Agreement”) is to memorialize certain terms in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Wildcat EGH Holdco, L.P. (“EGH Holdco”), Wildcat OpCo Holdco, L.P. (“OpCo Holdco”), Wildcat PubCo Merger Sub, Inc., Wildcat OpCo Merger Sub, L.L.C., Wildcat Manager Merger Sub, L.L.C., Endeavor Executive Holdco, LLC, Endeavor Executive II Holdco, LLC, Endeavor Executive PIU Holdco, LLC, Endeavor Group Holdings, Inc. (“EGH”), Endeavor Manager, LLC and Endeavor Operating Company, LLC (“EOC”) (as may be amended, modified, waived or supplemented from time to time in accordance with the terms thereof, the “Merger Agreement”). Capitalized terms used herein, but not defined herein, shall have the meaning ascribed to such terms in the Merger Agreement.

The parties hereto hereby agree as follows:

1.

Termination of Existing Employment Agreement at Closing. That certain Second Amended and Restated Term Employment Agreement, entered into on March 13, 2019, by and between you, EGH and EOC (as may be amended, modified, waived or supplemented from time to time, the “Existing Employment Agreement”) will terminate at the Effective Time, unless earlier terminated by you or EOC in accordance with the terms of the Existing Employment Agreement. From and after the Effective Time, you will not be entitled to any additional compensation or benefits thereunder (other than any accrued and unpaid base salary through the Effective Time, any unpaid annual cash bonus in respect of calendar years prior to the Effective Time and the pro-rated portion of any annual cash bonus in respect of the calendar year in which the Effective Time occurs (based on actual performance), and reimbursement of any unreimbursed business expenses in accordance with EGH’s and/or EOC’s policy in effect from time to time). For the avoidance of doubt, the terms of this Letter Agreement are not intended to impact the terms of your existing employment arrangements at TKO (including your role as Chief Executive Officer of TKO).

2.

Go Forward Employment and Board Service. Effective as of the Effective Time, you will be appointed as (a) the Chief Executive Officer of EGH and a member of the board of directors of EGH (the “EGH Board”) and (b) Founder and Executive Chairman of William Morris Endeavor Entertainment, LLC (“WME”). Subject to Section 3.b, you will have the right to serve in such positions until the earlier of your death, incapacitation or resignation, and shall, during your employment with EGH, be eligible to participate in all group health insurance benefit plans, group life insurance benefit plans, qualified defined contribution retirement plans, annual vacation plans, and other welfare benefit plans and programs (excluding any severance plans) that are made available to other employees of EGH. In addition, during your employment with EGH, if you are insurable at standard or more favorable rates, EGH shall maintain, at its sole cost and expense, a life insurance policy having a face amount of $4,000,000 on your life and on which you shall have the right to designate the beneficiary. For the avoidance of doubt, the Employer Group shall not have any right to terminate your employment with the Employer Group from and after the Effective Time. Following an initial public offering of or pertaining to EGH or WME, as applicable, (x) EGH shall take all actions necessary to (1) unless an Asset Sale Bonus Termination has previously occurred, appoint you as an officer of EGH (or the applicable public company successor to EGH) with the title “Chief Executive Officer” and (2) nominate you for election to the EGH Board (or the board of the applicable public company successor of EGH) and (y) WME shall take all actions necessary to nominate you for election to the board of directors (the “WME Board”) as Executive Chairman of WME (or the board of the applicable public company successor of WME), and to otherwise maintain your title as Founder and Executive Chairman of WME (or the applicable public company successor of WME). You acknowledge and agree that from and after the Effective Time all decisions regarding the operations of EOC or any of EGH and its direct and indirect Subsidiaries, other than TKO Group Holdings, Inc. and its Subsidiaries (collectively, “TKO”) (and collectively, other than TKO, the “Employer Group”), including any acquisitions and dispositions, will reside with the SL Entities (as defined below) and the EGH Board, except as may be delegated to management to operate in accordance with an annual budget, business plan or other delegation approved by the Board. Promptly following the Effective Time, you will receive two new equity awards (the “Equity Awards”) in EGH or EOC in connection with the Transaction, with the first equity award (the “Initial Equity Award”) representing 2.5% of the equity interests and (y) the second equity award (the “Supplemental Equity Award”) representing 0.50% of the equity interests, in each case calculated on a fully-diluted basis. One third of the Initial Equity Award will be paid in options (or economically-equivalent equity interests in EOC) and two thirds of the Initial Equity Award will be paid in RSUs. All of the Supplement Equity Award will be paid in catch-up profits interests. The Equity Awards will be subject to vesting and other terms to be mutually agreed by the parties.

3.	Asset Sale Bonus.

a.

EOC or any of EGH and its direct and indirect Subsidiaries, other than TKO Group Holdings, Inc. and its Subsidiaries (“TKO”) (and collectively, other than TKO, the “Employer Group”) shall pay you a one-time cash transaction bonus equal to $25,000,000, net of applicable tax withholdings (the “Asset Sale Bonus”) in connection with an Asset Sale, payable no later than 75 days following completion of such Asset Sale (as defined below); provided, however, that to the extent you give notice of your resignation from your employment with EGH prior to the consummation of the Asset Sale, no Asset Sale Bonus will be payable unless (i) a transaction that would constitute an Asset Sale, if consummated, is in process, as determined by the EGH Board in good faith, at the time of such resignation or (ii) subsequent to such resignation, you are otherwise engaged in the Asset Sale process in a manner agreed to by you and EGH in writing; provided that if you resign for Good Reason prior to the date the Asset Sale Bonus is otherwise paid (a “Good Leaver Resignation”), you shall be entitled to compensation in the amount of the foregone Asset Sale Bonus, subject to your execution and delivery of a general release of claims in substantially the same form attached hereto as Exhibit A (the “Release”) (and such Release becoming irrevocable and effective pursuant to its terms) within 60 days following such Good Leaver Resignation (with any payments that are subject to the Release being made no earlier than the 61st day following such Good Leaver Resignation).

b.

Upon payment of the Asset Sale Bonus, your employment with the Employer Group (other than as set forth in the immediately following sentence) will terminate (an “Asset Sale Bonus Termination”) and your participation in any benefit plans and programs will terminate in accordance with their terms (other than any rights to indemnification and expense reimbursement to which you are entitled pursuant to the terms of the applicable governing documentation). For the avoidance of doubt, an Asset Sale Bonus Termination will not affect your position as Founder and Executive Chairman of WME or as a member of the EGH Board. Following an Asset Sale Bonus Termination, (a) no member of the Employer Group (other than WME) shall have any continuing obligations to you under this Letter Agreement (other than payment of the Asset Sale Bonus, under Section 4 of this Letter Agreement and any rights to indemnification and expense reimbursement to which you are entitled pursuant to and subject to the terms hereof), and (b) WME shall be solely responsible for its obligations set forth in Section 2 of this Letter Agreement.

c.	For purposes of this Section 3, the below definitions will apply.

i.

“Affiliate” means, with respect to any entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with such entity. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise. Notwithstanding the foregoing, any portfolio company (as such term is commonly understood in the private equity industry) of an SL Entity shall not be an Affiliate of any SL Entity.

ii.

“Asset Sale” means the sale or disposition (in one or a series of transactions) of all of, or all except a de minimis portion of, the Reference Assets. The EGH Board shall determine, in good faith, whether an Asset Sale has occurred for purposes of this Letter Agreement.

iii.

“Good Reason” means a material breach of this Letter Agreement by any of the parties hereto (other than you); provided that (i) you notify the applicable party of the alleged breach in writing within 30 days following the occurrence of such alleged breach and (ii) such party fails to substantially cure such breach within 30 days following receipt of your written notice. If the applicable party has not cured such event or events giving rise to Good Reason within 30 days after receipt of written notice from you, then you may terminate your employment with the Employer Group for Good Reason by delivering a resignation letter to the Employer Group within 15 business days following such 30-day cure period; provided, that if you have not delivered such resignation letter to the Employer Group within such 15 business day period, then you waive the right to terminate your employment with the Employer Group for Good Reason.

iv.

“Reference Assets” means the operating businesses and the assets primarily related thereto directly or indirectly owned by the Employer Group as of the Effective Time; provided, that in no event shall WME, TKO, and their respective Subsidiaries and other assets that are primarily related to or necessary for the operation of the businesses of WME, TKO or their respective Subsidiaries constitute Reference Assets.

4.

WME Agency Royalty Payments. Subject to Section 4.d hereof, from and after the Effective Time, you will be entitled to receive a quarterly royalty payment from WME equal to 2.5% of the Net Cash Profits (as defined below) of the WME Agency Business (as defined below) for such quarter (the “WME Agency Royalty Payments”) in accordance with the following provisions:

a.

The EGH Board will determine in good faith and in accordance with ordinary course business practices the Net Cash Profits of the WME Agency Business within 45 days of each applicable quarter-end (the “Quarterly Determination”).

b.

Upon your receipt of the Quarterly Determination for the last quarter of each fiscal year (the “Fourth Quarter Determination”), along with reasonable supporting detail (including a reasonably detailed calculation of the Net Cash Profits) and documentation for each Quarterly Determination (including the Fourth Quarter Determination) for such fiscal year, you will have 90 days (the “Review Period”) following your receipt of such Fourth Quarter Determination and supporting documentation to dispute any Quarterly Determination (including the Fourth Quarter Determination) for such fiscal year. EGH and WME will provide you and your representatives (which may include a third party accounting expert) with reasonable access, during normal business hours upon reasonable advance notice, to the books, records, supporting data, personnel and auditors of EGH and WME and their respective Affiliates as reasonably requested by you solely for you and your representatives to review any Quarterly Determination (including the Fourth Quarter Determination) for such fiscal year (subject to your representatives executing customary access letters and confidentiality agreements with respect to such access and information). In the event you do not dispute any Quarterly Determination for an applicable fiscal year within the Review Period, the EGH Board’s Quarterly Determinations for such fiscal year shall be final and binding upon you, the EGH Board and WME, and you will be deemed to have waived your right to dispute the Quarterly Determinations for such fiscal year. However, in the event you do dispute any Quarterly Determination for an applicable fiscal year within the Review Period, (i) you may notify the EGH Board in writing of such disagreement within the Review Period (including on the last day of the Review Period), with such notice to include your proposed Quarterly Determination (including the Fourth Quarter Determination) and reasonably detailed calculations thereof (the “Dispute Notice”), and (ii) you and the EGH Board shall negotiate in good faith to determine the Net Cash Profits for such quarter(s) in accordance with the terms hereof. In the event that you and the EGH Board do not reach a determination of Net Cash Profits for any quarter in dispute within 30 days of your Dispute Notice, such dispute shall be submitted, as soon as practicable and in any event within 10 Business Days, to an independent accountant mutually agreed to by you and the EGH Board (“Independent Review”). In connection with the Independent Review, (x) each party will submit its written statement of its position to the independent accountant, including such party’s proposed Quarterly Determinations (including the Fourth Quarter Determination), the resulting WME Agency Royalty Payments for such fiscal year and reasonably detailed calculations thereof, with a copy to the other party within 10 Business Days of engaging such independent accountant (the “Statement Period”), (y) each party shall have 10 Business Days following the end of the Statement Period to respond to the other party’s written statement of position, and (z) the independent accountant (not acting as an arbitrator) shall be instructed to resolve such dispute within 30 days of engaging such independent accountant. Such independent accountant shall not make a determination of the Net Cash Profits for any applicable quarter in dispute that is lower than the Net Cash Profits for such quarter as was determined by the EGH Board and provided to you in accordance with Section 4.a or higher than the Net Cash Profits for such quarter set forth in your Dispute Notice delivered during or at the conclusion of the Review Period. Neither party or its representatives shall engage in any discussions with such independent account without the other party and its desired representatives participating. Such independent accountant’s determination of the Net Cash Profits for any quarter(s), the amount of the aggregate WME Agency Royalty Payments for the relevant fiscal year (the “Final WME Agency Royalty Payment”) and the division of its fees and expenses amongst the parties (which shall be made in accordance with the last two sentences of this Section 4.b) shall become final and binding upon the parties. All fees and expenses of the independent accountant relating to the work, if any, to be performed by the independent accountant hereunder shall be borne as between WME, on the one hand, and you, on the other hand, based upon the allocation of the dollar value of the contested royalty amount as between WME and you (set forth in the written submissions to the independent accountant) made by the independent accountant. More particularly, if you assert that the royalty payments from WME should be higher by a specified amount and the independent accountant determines that you have a valid claim for 50% or greater of the amount you specify, WME shall pay 100% of the fees and expenses of the independent accountant. If you prevail on less than 50% of the amount you specify, the fees shall be prorated based on the proportion of the amount you specify allocated to each party by the independent accountant. For example, if you challenge the calculations of Net Cash Profits asserting that the annual royalty should be $1,000,000 higher than asserted by WME, and the independent accountant determines that you have a valid claim for $500,000 or more of the $1,000,000, WME shall bear 100% of the fees and expenses of the independent accountant; and if the independent accountant determines that you have a valid claim for $400,000 of the $1,000,000, you shall bear 60% of the fees and expenses of the independent accountant and WME shall bear 40% of the fees and expenses of the independent accountant.

c.

WME shall pay the WME Agency Royalty Payment to you within ten Business Days of the applicable Quarterly Determination (including the Fourth Quarter Determination). In the event you dispute any Quarterly Determination (including the Fourth Quarter Determination) in accordance with this Section 4, if the aggregate amount paid with respect to the Quarterly Determinations (including the Fourth Quarter Determination) for the relevant fiscal year prior to the WME Agency Royalty Payment for the relevant fiscal year becoming final and binding on the parties is less than the Final WME Agency Royalty Payment for such fiscal year, WME shall pay you the amount of such difference (the “True-Up Amount”), together with interest thereon at the 10-year United States Treasury Rate accruing daily from the date such disputed WME Agency Royalty Payment was paid to you until the date the True-Up Amount is paid to you, compounding quarterly.

d.

Your right to any WME Agency Royalty Payments will immediately cease upon the consummation of a Qualified WME Sale; provided that you shall receive any earned, but unpaid WME Agency Royalty Payments relating to the period prior to the consummation of a Qualified WME Sale (payable within 30 days following consummation of such Qualified WME Sale and, in any event, in the same calendar year as such WME Agency Royalty Payment would have been made absent such Qualified WME Sale).

e.	For purposes of this Section 4, the below definitions will apply.

i.

“Adjusted EBITDA” means, for any period, (t) operating income (loss), plus (u) equity-based compensation expenses, plus (v) fees, costs and expenses pursuant to mergers and acquisitions, including earn-out costs, plus (w) fees, costs and expenses incurred pursuant to restructurings, severance, and impairments, plus, (x) fees, costs and expenses of external legal counsel, plus, (y) the non-operating gains (losses) identified with an “*” on Schedule I hereto plus (z) depreciation and amortization, in each case, of the WME Agency Business. An illustrative calculation of “Adjusted EBITDA” as of the end of Fiscal Year 2022 is set forth on Schedule I hereto.

ii.	“Affiliate” has the same meaning as set forth in Section 3.

iii.

“Net Cash Profits” means, without duplication, with respect to the applicable quarter of the WME Agency Business (w) Adjusted EBITDA, minus (x) capital expenditures of the WME Agency Business, minus (y) the amount, if any, by which non-cash working capital (i.e., accounts receivable and non-cash current assets less accounts payable and accrued current liabilities) of the WME Agency Business decreased during the pertinent period, plus, (z) the amount, if any, by which non-cash working capital of the WME Agency Business increased during the pertinent period. For the avoidance of doubt, (i) Net Cash Profits will be determined without regard to any WME Agency Royalty Payments paid or payable pursuant to this Letter Agreement or that certain letter agreement entered into as of the date hereof by and among Patrick Whitesell, EGH, EOC, WME, EGH Holdco and OpCo Holdco (the “PW Letter Agreement”), or any like arrangement with any other party; and (ii) the costs of any acquisition by the WME Agency Business of any equity interests or operating business of any other Person shall not be deemed capital expenditures or increases in non-cash working capital.

iv.

“Qualified WME Sale” means the occurrence of any one or more of the following events: (x) the sale or disposition, in one or a series of related transactions, of a majority of the assets of the WME Agency Business to any “person” or “group” (as such terms are used for purposes of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than any SL Entity or any of its Affiliates or to any “group” in which any of the foregoing is a member, (y) any “person” or “group” (other than any SL Entity or any of its Affiliates or any “group” in which any of the foregoing is a member) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the entities comprising the WME Agency Business, excluding as a result of any merger or consolidation that does not constitute a Qualified WME Sale pursuant to clause (z), or (z) any merger or consolidation of the entities comprising the WME Agency Business with or into any other person unless a SL Entity or any of its Affiliates or any “group” in which any of the foregoing is a member continues to beneficially own a majority of the outstanding voting equity of the surviving or successor entity (or the parent entity thereof) as of immediately following such merger or consolidation. The EGH Board shall determine, reasonably and in good faith, whether a Qualified WME Sale has occurred, and such determination shall be final and binding upon the parties if reasonable and in good faith. For the avoidance of doubt, a “Qualified WME Sale” shall also be deemed to occur in the event of a Change of Control (as defined in Section 5.b).

v.

“SL Entity” means (x) SLP West Holdings, L.L.C., a Delaware limited liability company, SLP West Holdings II, L.L.C., a Delaware limited liability company, SLP West Holdings III, L.P., a Delaware limited partnership, SLP West Holdings IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV (Delaware II), L.P., a Delaware limited partnership, Silver Lake Partners IV DE (AIV III), L.P., a Delaware limited partnership, SLP West Holdings Co-Invest, L.P., a Delaware limited partnership, and SLP West Holdings Co-Invest II, L.P., a Delaware limited partnership, Wildcat Aggregator, LP, a Delaware limited partnership (“Wildcat Aggregator”), EGH Holdco, OpCo Holdco, and any Affiliate of the foregoing (each, an “SL Member”), (y) any bona fide investment fund, or alternative investment vehicle of a bona fide investment fund, that is advised by the investment manager of the SL Member, or by an Affiliate of the investment manager of the SL Member (each, an “SL Related Fund”), or (z) any Affiliate of an SL Member or SL Related Fund.

vi.	“WME Agency Business” means the agency representation business of William Morris Endeavor Entertainment, LLC or its Affiliates.

5.	Put Right.

a.

From and after the date that is the second anniversary of the Closing Date, you shall have a one-time right (a “Put Right”), exercisable by delivering an irrevocable written notice to EGH (a “Put Notice”, and the transaction resulting from a Put Notice, a “Put”), to require EGH (i) to repurchase all or a portion of the EGH Equity Interests or (ii) to purchase all or a portion of the EOC Equity Interests, held by you and your Permitted Transferees (as defined below), or any combination of the foregoing, as determined by you, at the Put Price (as defined below). To the extent that the repurchase of Equity Interests in EOC, such transaction shall be treated as an exchange of Equity Interests in EOC for Equity Interests in EGH, triggering economic entitlements for tax benefits in accordance with the same terms outlined in Section 7.17 of the Company Disclosure Letter. Promptly after receiving the Put Notice, EGH shall deliver to you a notice setting forth the Put Price to be paid for the Put Equity and the date (which, subject to the last sentence of this Section 5.a, shall not be later than 60 days after receipt of the Put Notice) and place for the closing of the Put Right (the closing of such transaction, the “Put Closing”). EGH may elect, in its sole discretion, to pay (or cause to be paid) the Put Price by a combination of the following (so long as at least 60% of the Put Price is paid in accordance with clause (i)): (i) delivery to you or your applicable Permitted Transferees of a wire transfer of immediately available funds in United States dollars or (ii) by offsetting against any fixed and determined indebtedness or obligations for advanced or borrowed funds owed and payable within the next six months to the Employer Group by you or your Permitted Transferees; provided, if EGH does not elect a method of payment prior to the Put Closing, the Put Price shall be paid in accordance with foregoing clause (i). The Put Right and each Put Notice that was delivered to EGH but not yet subject to a Put Closing shall terminate upon the earlier to occur of (1) immediately prior to a Public Company Event (as defined below) and (2) the execution of a definitive agreement with respect to a Change of Control (as defined below). For the avoidance of doubt, you may only exercise the Put Right one time unless a Put Notice has been withdrawn as described above. Notwithstanding the foregoing, EGH shall only be required to consummate the Put Closing in respect of Put Equity subject to any Award Agreement within one year following the delivery of the Put Notice instead of 60 days following delivery of the Put Notice.

b.	For purposes of this Section 5, the below definitions will apply.

i.

“Award Agreement” means an agreement between EGH and you following the date hereof in connection with the Equity Awards or any other equity awards the parties may agree to in connection with the Transactions.

ii.

“Change of Control” means the occurrence of any one or more of the following events: (x) the sale or disposition, in one or a series of related transactions, of all or substantially all of the consolidated assets of EGH, EOC and their respective Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used for purposes of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than any SL Entity or any of its Affiliates or to any “group” in which any of the foregoing is a member, (y) any “person” or “group” other than any SL Entity or any of its Affiliates or any “group” in which any of the foregoing is a member, becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of EGH or EOC or any of their respective Subsidiaries that owns, directly or indirectly, the same assets and Subsidiaries as EOC, excluding as a result of any merger or consolidation that does not constitute a Change of Control under clause (z), or (z) any merger or consolidation of EGH or EOC with or into any other person unless the holders of voting equity immediately prior to such merger or consolidation (or their respective Affiliates) beneficially own a majority of the outstanding voting equity of the surviving or successor entity (or the parent entity thereof) as of immediately following such merger or consolidation.

iii.

“Deal Price” means a dollar value equal to (i) with respect to each Rollover Interest (as defined in the Rollover Agreement) that is a share of Company Common Stock, Company Merger Consideration plus interest on such amount equal to the 10-year United States Treasury Rate accruing daily and compounding quarterly and (ii) (x) with respect to each Rollover Interest (as defined in the Rollover Agreement) that is an OpCo Membership Interest, OpCo Merger Consideration (without deduction of the OpCo Membership Interest Distribution Amount) plus interest on such amount equal to the 10-year United States Treasury Rate accruing daily and compounding quarterly and (y) with respect to each Rollover Interest (as defined in the Rollover Agreement) that is an OpCo Profits Unit, OpCo Profits Unit Merger Consideration (as set forth in the Rollover Agreement) plus interest on such amount equal to the 10-year United States Treasury Rate accruing daily and compounding quarterly. The Deal Price with respect to Equity Interests held by you or your Permitted Transferees pursuant to any Award Agreement shall be an amount consistent with the foregoing calculation, as adjusted to reflect the terms and structure of the Equity Awards.

iv.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.

v.

“Family Members” means your spouse, domestic partner, parents, grandparents, lineal descendants or siblings, including any Affiliates thereof, or any trust, family-partnership or estate-planning vehicle, corporation, limited liability company, partnership or other entity of which all of the economic beneficial ownership thereof belongs to you or your Family Members, a charitable institution controlled by you and/or your Family Members, an individual mandated under a qualified domestic relations order and a legal or personal representative of you and/or your Family Members in the event of death or disability.

vi.

“IPO” means the consummation of (x) the initial underwritten public offering of securities of EGH or any of its respective Subsidiaries that owns, directly or indirectly, the same assets and Subsidiaries as EOC (or any newly formed direct or indirect parent thereof) that is registered under the Securities Act or (y) the initial voluntary listing of securities of EGH or any of its respective Subsidiaries that owns, directly or indirectly, the same assets and Subsidiaries as EOC (or any newly formed direct or indirect parent thereof or any direct or indirect Subsidiary thereof) on the New York Stock Exchange, the Nasdaq Stock Market or any other securities exchange or successor to the foregoing.

vii.	“Permitted Transferee” means any of your Family Members or Trusts.

viii.

“Public Company Event” means an IPO, SPAC Acquisition or any other event that results in the public listing of equity securities of EGH or any of its respective Subsidiaries that owns, directly or indirectly, the same assets and Subsidiaries as EOC (or any newly formed direct or indirect parent thereof).

ix.

“Put Equity” means the equity interests of EGH and EOC (or any successor entity) that are held by you and your Permitted Transferees pursuant to the Rollover Agreement or any Award Agreement (each such equity interest held pursuant to the Rollover Agreement or any Award Agreement, an “Equity Interest”).

x.

“Put Price” means for each Equity Interest (x) if the Put Notice is delivered on or following the second anniversary of the Closing but before the five year and six month anniversary of the Closing, the Deal Price and (y) if the Put Notice is delivered following the five year and six month anniversary of the Closing, the value per Equity Interest implied by the SL Mark; provided, in the case of each of the foregoing clauses (x) and (y), the Put Price shall be (1) to the extent not already taken into account, reduced by the exercise price, strike price or distribution threshold and any required withholding in respect of the Put Equity, (2) subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Equity Interests and (3) adjusted if a Put Notice is delivered following the five year and six month anniversary of the Closing and the Put Closing is delayed more than 60 days, the Put Price payable at such Put Closing shall be the greater of (a) the price implied by the SL Mark at the time of delivery of the Put Notice and (b) the price implied by the SL Mark at the time of the Put Closing.

xi.

“Rollover Agreement” means that certain Rollover Agreement, dated as of the date hereof, by and between you and your Permitted Transferees, EGH Holdco and OpCo Holdco, as may be amended, modified, waived or supplemented from time to time in accordance with the terms thereof.

xii.

“SL Mark” means the most recent valuation of Silver Lake Partners VII, L.P. (“SL”) with respect to the value of a share of EGH as reported in the ordinary course to the limited partners of SL, which shall be provided to you, upon request, at any time following the fifth anniversary of the Closing; provided that if SL no longer holds any interest in EGH or there is otherwise no SL Mark, you and SL will engage a nationally recognized investment banking firm mutually acceptable to you and SL to make a valuation, which shall be binding upon the parties, and the expenses of such investment banking firm shall be borne by EGH.

xiii.

“SPAC Acquisition” means any merger, amalgamation, business combination or similar transaction between EGH or any of its respective Subsidiaries that owns, directly or indirectly, the same assets and Subsidiaries as EOC (or any newly formed direct or indirect parent thereof) and a “blank-check” company or special purpose acquisition company (i.e., a “SPAC”) that results in equity securities of such resulting entity being listed on the New York Stock Exchange, the Nasdaq Stock Market or any other established securities exchange or successor to the foregoing.

xiv.

“Trust” means (i) a trust in respect of which (1) the beneficiaries of such Trust include only you and your Family Members, (2) the Trust has agreed in writing to be bound by the terms of this Letter Agreement and (3) the transferor retains exclusive voting control over the Put Equity so transferred, in a trustee capacity or otherwise or (ii) any other trust that is solely for bona fide estate planning purposes that shall not, and shall not be used to, circumvent the provisions herein; provided, further, that a trust shall only be deemed a “Trust” for so long as the beneficiaries of such Trust include only you and your Family Members.

6.

Private Plane. Promptly following the Effective Time, the ownership and operation of the Employer Group’s private plane with U.S. registration number N702ER will be transferred to you or an entity designated by you. Subject to Section 8, following the Effective Time, the Employer Group will pay or reimburse all reasonable costs and expenses related to the use of the plane for business purposes. The parties hereto agree to use commercially reasonable efforts to transfer the private plane in a manner that is tax efficient for the parties. You agree that you will not receive a tax gross-up in connection with the tax consequences associated with such transfer, unless Patrick Whitesell is provided with a tax gross-up in connection with the transfer of one of the Employer Group’s private planes to him, in which case you will receive such a tax gross-up on the same terms.

7.	Expenses and Indemnification.

a.

EGH, EGH Holdco, EOC and OpCo Holdco (and for the avoidance of doubt, any successors thereto, together, the “Indemnifying Entities”) hereby agrees to (or shall cause an affiliate thereof to) reimburse you for your expenses (including reasonable and documented out-of-pocket legal fees and costs) incurred in anticipation of and/or in connection with the Transactions, including the drafting, negotiation and execution of this Letter Agreement, the Rollover Agreement, and any Award Agreement (and any exhibits, schedules or other attachments thereto and any documentation implementing any of the terms hereof and thereof) and the consummation of the transactions contemplated hereby and thereby. Any such reimbursements shall be paid at the earlier of (i) the Closing and (ii) if the Merger Agreement is terminated, promptly following invoices being submitted for reimbursement; provided that any expenses submitted for advancement pursuant to Section 7.b shall be paid promptly upon being submitted for payment as those expenses are incurred.

b.

From and after the date hereof, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Indemnifying Entities to provide broader indemnification rights than such law permitted the Indemnifying Entities to provide prior to such amendment), the Indemnifying Entities shall indemnify and hold harmless, and advance expenses to, you if you are made or are threatened to be made a party or are otherwise involved in any Transaction Litigation in any capacity from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement (including all interest, taxes, assessments and other charges in connection therewith) actually and reasonably incurred by you or on your behalf in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7 shall not be deemed exclusive of any other rights to indemnification or advancement of expenses that you may now or in the future be entitled under any by-law, agreement, contract, vote of stockholders or disinterested directors or otherwise of the Indemnifying Entities, both as to action in your official capacity and as to action in another capacity while holding such office. To the extent not prohibited by applicable law, the Indemnifying Entities shall pay the expenses (including attorneys’ fees) incurred by you or on your behalf in defending any Transaction Litigation in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Transaction Litigation shall be made only upon receipt of an undertaking by you to repay all amounts advanced if it should be ultimately determined in a final adjudication that you are not entitled to be indemnified under this Section 7 or otherwise. If a claim for indemnification or advancement of expenses under this Section 7 is not paid in full within 30 days after a written claim therefor by you has been received by the Indemnifying Entities, you may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Indemnifying Entities shall have the burden of proving that you are not entitled to the requested indemnification or advancement of expenses. In (i) any suit brought by you to enforce a right to indemnification hereunder (but not in a suit brought by you to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Indemnifying Entities to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnifying Entities shall be entitled to recover such expenses upon a final adjudication that, you have not met any applicable standard for indemnification set forth in the DGCL and binding upon the Indemnifying Entities with respect to the requested indemnification or advancement of expenses.

8.

Business Expense Reimbursement. From and after the Effective Time, during your employment by or service to EGH or WME, as applicable, EGH or WME will reimburse you in accordance with such entity’s applicable policy in effect from time to time for travel, entertainment and other expenses reasonably incurred in the performance of your duties and responsibilities hereunder (including, for the avoidance of doubt, those provided under Section 6 hereof); provided, that you provide EGH or WME, as applicable, with proper substantiation of such travel, entertainment and other expenses; and provided, further, that any such expense will not be considered to be reasonably incurred in the performance of your duties and responsibilities hereunder if it is an expense that expressly requires and has not received the prior approval or consent of the EGH Board or WME Board, as applicable. Any such reimbursements shall be paid no later than the end of the calendar year following the calendar year in which the related expense is incurred.

9.

Confidential Information. You agree that you will not at any time, whether during or subsequent to your employment by or service to the Employer Group, either directly or indirectly, use or divulge, disclose or communicate to any person, firm or corporation, other than in the course of performing your duties to the Employer Group, any confidential and proprietary information and trade secrets of the Employer Group, including, without limitation, client and customer information, pricing information, financial plans, business plans, business concepts, supplier information, know-how and intellectual property and materials related thereto (the “Confidential Information”), whether heretofore or hereafter obtained by you while in the employ or service of the Employer Group. Upon leaving the employ or service of the Employer Group, you will not take or use, without the prior written consent of the applicable member of the Employer Group, any memoranda, notes (whether or not prepared by you during the course of your employment or service with the Employer Group), lists, schedules, forms or other documents, papers or records of any kind (including, but not limited to, computerized or other records and documents in digital form or otherwise), relating to the Employer Group’s businesses or clients or any reproduction, summary or abstract thereof (including by means of discs or any other medium), all of which you acknowledge are the exclusive property of the Employer Group, provided that you shall be entitled to retain any such material solely relating to your ownership interests in any member of the Employer Group, and use the same solely to the extent relating to such ownership interests. You hereby agree to surrender to the Employer Group upon request at any time after the termination of your employment or service with the Employer Group all such documents and other property.

Notwithstanding anything to the contrary contained herein, nothing in this Letter Agreement shall prohibit you from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the authorization of any member of the Employer Group to make any such reports or disclosures and you are not required to notify any member of the Employer Group that you have made such reports or disclosures. In addition, nothing in this Letter Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

10.

Intellectual Property. If you create, invent, design, develop, contribute to or improve any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during your employment with the Employer Group and within the scope of such employment with the use of any of the Employer Group’s resources (“Employer Works”), you hereby irrevocably assign, transfer and convey, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to EGH to the extent ownership of any such rights does not vest originally in EGH. EGH will not unreasonably refuse request by you to exploit Employer Works (subject to Section 9) if you intend or wish to create, develop, produce and/or otherwise exploit works of authorship (including, without limitation, print publications or audiovisual productions) relating to your life story, in all media whether now known or later developed (e.g., documentaries, feature films, television series, books, magazine articles, screenplays and other written materials, virtual reality, augmented reality and other media) and/or employment at, or relating to, EGH and its predecessors and successors or affiliates (such works, your “Personal Works”) and, at your expense, EGH shall, and shall cause its affiliates to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to evidence and cause such Personal Works (subject to the Employer Group’s rights in the Employer Works) to be owned by you and not EGH or any of its affiliates.

You shall take all requested actions and execute all requested documents (including any licenses or assignments) at EGH’s expense (but without further remuneration) that are reasonable and appropriate to assist EGH in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of EGH’s rights in Employer Works. If EGH is unable for any other reason to secure your signature on any document for this purpose, then you hereby irrevocably designate and appoint EGH and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

You shall not knowingly improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any member of the Employer Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. You shall comply with all relevant policies and guidelines of EGH, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. You acknowledge that EGH may amend any such policies and guidelines from time to time, and that you remain at all times bound by their most current version made available to you.

Notwithstanding anything to the contrary contained anywhere in this Letter Agreement, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You also understand that if you file a lawsuit for retaliation by the Employer Group for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (a) file any document containing the trade secret under seal, and (b) do not disclose the trade secret, except pursuant to court order.

Notwithstanding the foregoing, this Section 10 is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, your obligation to assign your right, title and interest throughout the world in and to all Employer Works does not apply to any Works that you developed entirely on your own time without using EGH’s equipment, supplies, facilities, or Confidential Information except for those Works that (a) relate at the time of conception or reduction to practice of the Work to either the business of EGH or actual or demonstrably anticipated research or development of EGH or (b) result from any work performed by you for EGH. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Letter Agreement as Exhibit B.

11.

Enforcement. The parties hereto agree that irreparable damage would occur for which there is not an adequate remedy at law in the event of a breach or threatened breach of this Letter Agreement, that the damages resulting from any such breach or threatened breach would be material but not readily susceptible to being measured in monetary terms, and that any remedy at law (including the payment of damages) would be inadequate as a result of such breach or threatened breach. Accordingly, it is agreed that any party hereto shall be entitled to an immediate injunction or injunctions to prevent breaches or threatened breaches of this Letter Agreement and to specific performance of the obligations under this Letter Agreement, in each case without proof of actual damages, and the parties hereto waive any requirement for the securing or posting of any bond in connection with any such remedy. The parties hereto further agree that the remedies provided for in this Section 11 shall be in addition to, and not in limitation of, any other remedies that may be available to a party hereto whether at law or in equity, including monetary damages.

12.

Severability. The invalidity or unenforceability of any provision or provisions of this Letter Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement. If any of the provisions of this Letter Agreement shall be determined to be invalid under the laws of any applicable jurisdiction, such invalidity shall not invalidate all of the provisions of this Letter Agreement, but rather the Letter Agreement shall be construed insofar as the laws of that jurisdiction are concerned, as not containing invalid or contravening provisions, and the rights and obligations of the parties shall otherwise be enforced to the fullest extent possible. If, however, any such invalid or contravening provisions relate to Sections 9 or 10, then such Sections shall be construed as providing for the maximum protections available to an employer or service recipient which the laws of that jurisdiction permit.

13.

Section 409A. This Letter Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations or other Department of Treasury guidance issued thereunder (“Section 409A”). The parties intend that any amounts payable hereunder will be compliant with or exempt from Section 409A.

If required by Section 409A, no payment or benefit that would otherwise be payable or commence upon the termination of employment shall be paid or shall commence unless and until you have had a “separation from service” within the meaning of Section 409A as determined in accordance with Section 1.409A-1(h) of the Treasury Regulations. For purposes of determining whether a separation from service has occurred, you shall be considered to have experienced a separation from service when the facts and circumstances indicate that you and the Employer Group reasonably anticipate that either (a) no further services will be performed for the Employer Group after a certain date, or (b) that the level of bona fide services you will perform for the Employer Group after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by you (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer Group if you have been providing services to the Employer Group for less than 36 months).

For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Letter Agreement. Notwithstanding anything to the contrary in this Letter Agreement, any payment or benefit under this Letter Agreement or otherwise that is exempt from Section 409A pursuant to Section 1.409A-1(b)(9)(v)(A) or (C) of the Treasury Regulations (relating to certain reimbursements and in-kind benefits paid under a separation pay plan) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. With respect to any expense reimbursement or the provision of any in-kind benefit that is subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to reimbursements of medical expenses referred to in Section 105(b) of the Code), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Notwithstanding any provision of this Letter Agreement to the contrary, if, at the time of your “separation from service”, you are a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Letter Agreement as a result of such “separation from service” to prevent any accelerated or additional tax under Section 409A, then the applicable member(s) of the Employer Group will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) that are not otherwise paid within the short-term deferral exception under Section 409A and do not qualify as involuntary separation pay (within the meaning of Section 409A). If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum (without interest) to you on the first payroll date that occurs after the date that is six months and one day following your “separation from service” and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. If you die during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death.

The parties to this Letter Agreement agree to negotiate in good faith to make amendments to this Letter Agreement as the parties mutually agree, reasonably and in good faith, are necessary or desirable to avoid the possible imposition of taxes or penalties under Section 409A, while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to the Employer Group. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes, interest, and penalties that may be imposed on you or for your account in connection with any payment or benefit under this Letter Agreement (including any taxes, interest, and penalties under Section 409A), and the Employer Group shall have no obligation to indemnify or otherwise hold you (or any beneficiary, successor or assign) harmless from any or all of such taxes, interest, or penalties.

14.

Excess Parachute Payments. Notwithstanding anything in this Letter Agreement to the contrary, and subject to the application of this Section 14, if any of the payments or benefits provided or to be provided by EGH, WME or any member of the Employer Group to Employee or for Employee’s benefit pursuant to the terms of this Letter Agreement or otherwise (“Covered Payments”) are determined to constitute “excess parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 14 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax; provided, however, that EGH or, as applicable, WME, agrees to, and agrees to cause any other relevant member of the Employer Group to, submit to a stockholder vote your right to receive the Covered Payments and use commercially reasonable best efforts to obtain shareholder approval of any payments or benefits in excess of the safe harbor level in accordance with Q&A #7 of Section 280G of the Code (the “Shareholder Approval Exception”), to the extent applicable and available, such that there will be no such loss of deductibility under Code Section 280G or imposition of tax under Section 4999 of the Code.

In the event that the Shareholder Approval Exception is not applicable and/or available, the cutback to the Covered Payments contemplated pursuant to this Section 14 shall only be applied if such reduction will result in, after taking into account all applicable taxes, including any federal, state and local taxes and the Excise Tax, a greater net after-tax benefit to Employee than the net after-tax benefit to Employee of payment of all Covered Payments computed without regard to any such reduction.

All determinations required to be made under this Section 14, including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made by a “Big Four” accounting firm selected by EGH, at EGH’s expense.

15.

Arbitration. In consideration of your engagement with the Employer Group, its promise to arbitrate all employment or service related disputes and your receipt of any compensation and other benefits paid to you by the Employer Group in your capacity as an employee, at present and in the future, YOU AND THE EMPLOYER GROUP VOLUNTARILY AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING ANY MEMBER OF THE EMPLOYER GROUP AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF THE EMPLOYER GROUP IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM YOUR EMPLOYMENT OR SERVICE WITH THE EMPLOYER GROUP OR THE TERMINATION OF YOUR EMPLOYMENT OR SERVICE WITH THE EMPLOYER GROUP, INCLUDING ANY BREACH OF THIS LETTER AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION.

The parties agree that any arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and JAMS Arbitration Appellate Procedures (such rules and procedures, the “Procedure”). An arbitration (as opposed to an appeal therefrom) shall be before a sole arbitrator, who shall be a retired judge who has been a member of the State Bar of California for at least 10 years prior to appointment, in accordance with the laws of the State of California for agreements made in and to be performed in California. The parties agree that the arbitration will be conducted in Los Angeles, California. The parties agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The parties also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law and that any decision or judgment of the arbitrator will be enforceable in any court of competent jurisdiction. The parties understand the Employer Group will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that you shall pay the first $200 of any filing fees associated with any arbitration which you initiate. The parties agree that the decision of the arbitrator shall be in writing and shall be binding upon you and the Employer Group.

Except as provided by the Procedure and this Letter Agreement, arbitration (and appeal therefrom in accordance with the JAMS Arbitration Appeal Procedures and applicable law) shall be the sole, exclusive and final remedy for any dispute between you and any member of the Employer Group arising out of, relating to, or resulting from your employment or service with the Employer Group or the termination of your employment or service with the Employer Group, including any breach of this Letter Agreement. Accordingly, except as provided for by the Procedure and this Letter Agreement, neither you nor any member of the Employer Group will be permitted to pursue court action regarding such claims that are subject to arbitration.

Notwithstanding the foregoing, in addition to the right under the Procedure to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief and/or specific performance in accordance with Section 11.

Except to the extent otherwise provided herein, you agree that the arbitration shall be conducted on a strictly confidential basis and you will not disclose the existence or nature of a claim, any documents, exhibits or information exchanged or presented in connection with such a claim or the decision or result of any such claim to any third party except your legal counsel, who shall also be bound by the confidentiality provision of this Section 15.

You understand that this Letter Agreement does not prohibit you from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Labor, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers’ Compensation Board. This Letter Agreement does, however, preclude you from pursuing court action regarding any such claim. You also understand and agree that after exhaustion of administrative remedies under a statute that requires exhaustion of administrative proceedings before seeking relief, you must pursue any such claim through this binding arbitration procedure.

16.

Governing Law; Consent to Jurisdiction; Jury Trial Waiver. THIS LETTER AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS LETTER AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAWS ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EXCEPT AS IS SPECIFICALLY PROVIDED IN SECTION 15, ANY ACTION TO ENFORCE THIS LETTER AGREEMENT OR AN ARBITRATION AWARD MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN LOS ANGELES, CALIFORNIA. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS LETTER AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

17.	Binding Effect. The provisions of this Letter Agreement shall be binding on your heirs, executors, administrators and other successors in interest.

18.	Entire Agreement; Amendment; Termination.

a.

This Letter Agreement, the Rollover Agreement and any exhibits, schedules or other attachments thereto and any documentation implementing any of the terms hereof and thereof constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, discussions, preliminary agreements, executed agreements and understandings, including, without limitation to the foregoing, the Existing Employment Agreement. The Existing Employment Agreement provides that Sections 6, 7, 8, 9, 10, 12, 13, 14, 15, 16, 17, 18, 20, 21, 22, 23, 24 and

25 of the Existing Employment Agreement expressly survive termination of the Existing Employment Agreement (the “Surviving Provisions”). Without limiting the generality of the first sentence of this Section 18, the Surviving Provisions are superseded in their entirety by the terms of this Letter Agreement and in the event of any conflict between the Surviving Provisions and any similar terms set forth in this Letter Agreement, the terms of this Letter Agreement shall govern and prevail.

b.

Notwithstanding anything in this Letter Agreement to the contrary, the parties thereto acknowledge and agree that certain Restrictive Covenant Agreement, dated as of March 13, 2019, by and among EGH, EOC and you remains in full force and effect.

c.	This Letter Agreement may not be amended, modified, rescinded or waived except in writing executed by the parties hereto.

d.

EGH Holdco and OpCo Holdco shall not amend or modify any terms set forth in the Merger Agreement, if such amendment or modification is (i) adverse to you and relates to the amount, form or timing of payment of the Merger Consideration or the treatment of the securities held by you in the Transaction or (ii) material and adverse to you and relates to the tax impact to you of the Transactions contemplated by the Merger Agreement.

e.

Other than Section 7, this Letter Agreement shall automatically terminate upon the effective termination of the Merger Agreement, and shall be void ab initio and shall have been of no force or effect in the event the Merger Agreement is terminated or the Closing otherwise does not occur.

19.

Waiver. Failure of you or any member of the Employer Group to enforce any provision or provisions of this Letter Agreement shall not in any way be construed as a waiver of any provision or provisions, or prevent you or any member of the Employer Group from thereafter enforcing each and every other provision of this Letter Agreement.

20.

Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to any member of the Employer Group:

c/o Endeavor Operating Company, LLC

Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard, Third Floor

Beverly Hills, CA 90210

Attention: Chief Legal Officer

Fax: (310) 246-3065

With a copy (which shall not constitute notice) to each of:

Silver Lake

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attention: Karen King

Email: karen.king@silverlake.com

Silver Lake

55 Hudson Yards

40th Floor

New York, NY 10001

Attention: Andy Schader

Email: andy.schader@silverlake.com

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Elizabeth Cooper; Gregory Grogan; Jeannine McSweeney

If to you, to:

The address provided by you to the Employer Group as set forth in the Employer Group’s records.

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, NY 10001

Attention: Jeffrey J. Rosen; Jonathan E. Levitsky; Katherine Durnan Taylor

Fax: (212) 909-6836

21.	Taxes.

a.

Any applicable member of the Employer Group shall be entitled to withhold from any payment hereunder any amounts required to be withheld by applicable tax laws or regulations. To the extent any SL Entity or member of the Employer Group determines that it would be required to deduct and withhold in connection with the payment of any amounts to you or for your benefit pursuant to this Letter Agreement (other than in respect of payments of the bonuses described in Section 1 and Section 3 and the portion of the Initial Equity Award treated as wages for U.S. federal tax purposes), the relevant SL Entity or member of the Employer Group shall provide you with prior written notice of its intent to deduct or withhold as soon as reasonably practicable prior to making such deduction or withholding and shall work with you in good faith to prepare any certifications or documentation or to restructure the payment of such amounts to reduce or eliminate the required withholding and deduction.

b.

With respect to your EOC Equity Interests that are not designated as Rollover Interests pursuant to the terms of the Rollover Agreement, the Parties hereto agree that your disposition of such EOC Equity Interests shall take the form of a sale by you to EGH for cash. The transaction described in the immediately preceding sentence shall be treated as triggering economic entitlements for tax benefits in accordance with Section 7.17 of the Company Disclosure Letter.

22.

Set Off. Other than as set forth in Section 5, EGH, EOC and/or WME’s obligation to pay you the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of any fixed and determined amounts owed and payable within the next six months by you to the Employer Group, except to the extent any such set-off, counterclaim or recoupment would violate, or result in the imposition of a tax under Section 409A, in which case such right shall be null and void.

23.

Advice of Counsel and Construction. You acknowledge that you had the opportunity to be represented by counsel in the negotiation and execution of this Letter Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party to this Letter Agreement.

24.

Successors and Assigns. This Letter Agreement is personal to you and without the prior written consent of EGH, EOC and/or WME, as applicable, shall not be assignable by you otherwise than by will or the laws of descent and distribution (except that the applicable governing equity documentation will provide that the rights in respect of any Equity Interests that are transferred to any of your Permitted Transferees may be enforced by such Permitted Transferees, but solely in respect of such transferred Equity Interests). This Letter Agreement shall be assignable by EGH, EOC, and/or WME, as applicable, to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer Group.

25.

Survival. Sections 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25 and 26 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Letter Agreement or your employment and/or services to the Employer Group for any reason.

26.

Cooperation. During your service to the Employer Group and at any time thereafter, you agree to use reasonable best efforts to cooperate (a) with the Employer Group in the defense of any legal matter involving any matter that arose during your service with the Employer Group and (b) with all governmental authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Employer Group. EGH will (or shall cause an affiliate to) reimburse you for any reasonable travel and out-of-pocket expenses incurred by you in providing such cooperation and, to the extent the Employer Group is not otherwise continuing to pay you, EGH shall (or shall cause an affiliate to) pay you at a daily rate equal to $23,077. Furthermore, any such cooperation occurring after the termination of your services shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with your business or personal affairs.

27.

Allocations. For U.S. federal income tax purposes, EOC shall continue its historic practice with respect to partnership liability allocations in a manner that would not reasonably be expected to result in a net decrease to your direct or indirect share of partnership liabilities following the Effective Time to the maximum extent permitted by law and applicable treasury regulations other than as a result of a net decrease in EOC’s liabilities or a net decrease in a partner’s direct or indirect interest in EOC.

28.

Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which when executed and delivered, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Letter Agreement, facsimile signatures or signatures via email as a portable document format (.pdf) shall be deemed originals.

29.

Interpretation. When a reference is made in this Letter Agreement to a Section, Schedule or Exhibit, such reference shall be read to refer to a Section, Schedule or Exhibit of this Letter Agreement unless otherwise indicated. The headings contained in this Letter Agreement or in any schedule or exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Letter Agreement. The meaning assigned to each capitalized term defined used in this Letter Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Letter Agreement, each of its other grammatical forms has a corresponding meaning. All schedules and exhibits annexed hereto are hereby incorporated in and made a part of this Letter Agreement as if set forth herein. The word “including” and words of similar import when used in this Letter Agreement will mean “including, without limitation,” unless otherwise specified.

30.	Executive Holdcos.

a.

You agree that you will take such actions as are within your control and in accordance with the organizational documents of the Executive Holdcos to ensure that following the execution of this Letter Agreement and in connection with implementing and consummating the transactions contemplated by the rollover agreement entered into by Patrick Whitesell in connection with the execution of the Merger Agreement, Patrick Whitesell and his designated Affiliated entities are entitled to vote, sell, transfer, receive distributions and proceeds in respect thereof and to otherwise exercise control over all of the interests in EOC held by the Executive Holdcos that correspond to his (and his Affiliated entities’) ownership interests in the Executive Holdcos (the “Relevant Holdco Interests”), including taking such actions as may be necessary to (i) permit Patrick Whitesell to exercise any of his rights under the PW Letter Agreement in respect of the Relevant Holdco Interests on his own (ii) if necessary or appropriate or if requested by Patrick Whitesell, to distribute or convey to Patrick Whitesell or one or more of his Affiliated entities the Relevant Holdco Interests in the most tax-efficient manner as is possible (but without any adverse tax consequences to you or any of your Affiliated entities) and (iii) otherwise implement the intent of this paragraph a.

b.	“Executive Holdcos” means, collectively, Endeavor Executive Holdco, LLC and Endeavor Executive II Holdco, LLC.

c.	Patrick Whitesell is an express third-party beneficiary of this Section 30 and is entitled to enforce this Section 30 as if he was a party to this Letter Agreement.

*    *     *

This Letter Agreement has been executed by the parties as of the date first written above.

ENDEAVOR GROUP HOLDINGS, INC.

/s/ Jason Lublin
By:	Jason Lublin
Its:	Chief Financial Officer

ENDEAVOR OPERATING COMPANY, LLC

/s/ Jason Lublin
By:	Jason Lublin
Its:	Chief Financial Officer

Solely for the purposes of Sections 2, 3, 4, 8, 11, 12, 13, 14, 15, 16, 17, 18, 19, 22, 23, 24, 25, 28 and 29:
WILLIAM MORRIS ENDEAVOR ENTERTAINMENT, LLC

/s/ Jason Lublin
By:	Jason Lublin
Its:	Chief Financial Officer

[Signature Page to Ariel Emanuel Letter Agreement]

WILDCAT EGH HOLDCO, L.P.

/s/ Egon Durban
By:	Egon Durban
Its:	Co-CEO

WILDCAT OPCO HOLDCO, L.P.

/s/ Egon Durban
By:	Egon Durban
Its:	Co-CEO

[Signature Page to Ariel Emanuel Letter Agreement]

ACCEPTED:

/s/ Ariel Emanuel
Ariel Emanuel

[Signature Page to Ariel Emanuel Letter Agreement]

Schedule I

Illustrative Calculation of Net Cash Profits and Adjusted EBITDA

[Omitted.]

Exhibit A

General Release

[Omitted.]

Exhibit B

California Labor Code Sections 2870, 2871 and 2872

[Omitted.]